Exhibit 27(d)(28)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

This Endorsement is made a part of the Contract. The purpose of this Endorsement is to amend the Contract to reflect amendments to the Internal Revenue Code of 1986, as may be amended from time to time (the "Code"), made pursuant to the Setting Every Community Up for Retirement Enhancement Act of 2019 ("the SECURE Act") and the SECURE 2.0 Act of 2022 ("SECURE 2.0"). [This Endorsement replaces the SECURE Act Endorsement, form E-IRASECURE-20.]

The following provisions amend the terms of the Contract, and the provisions of this Endorsement supersede any conflicting provisions in the Contract or in any prior endorsements. All other provisions of the Contract shall remain in full force.

A.	Modification to the Required Minimum Distribution Rules

References to the IRA owner reaching age 70 1/2 in conjunction with the date on which on which required minimum distributions must begin are hereby removed and replaced with the following:

RMDs are governed and administered consistent with section 401(a)(9) of the Code and regulations thereunder.

B.	Required Minimum Distribution Rules for Payments to Beneficiaries

References to the IRA owner reaching age 70 1/2 in conjunction with the date on which required minimum distributions must begin and descriptions of beneficiary payment terms are hereby removed and replaced with the following:

Required minimum distribution payments to beneficiaries of an IRA owner are governed and administered consistent with section 401(a)(9) of the Code and regulations thereunder.

C.	Withdrawals for Birth or Adoption of a Child

Any references to qualified distributions or withdrawals are updated to include the following:

Withdrawals of up to $5,000 (which may be amended by the Code from time to time) per birth or adoption of a child from an IRA are allowed as a qualified birth or adoption distribution subject to applicable tax, withholding and reporting rules.

D.	Contributions to IRAs

Any references to contributions to IRAs are updated to include the following:

Contribution age limits and contribution amounts are governed and administered consistent with section 408 of the Code and regulations thereunder. Rollover contributions made after December 31, 2023 may include amounts transferred from a 529 college savings account as permitted under section 408 of the Code and regulations thereunder.

E.	Conformity with Law

The Contract is updated to include the following:

The Contract will be subject to and interpreted in conformity with the provisions of the Code, as well as any administrative procedures.

E-IRASECURE-23	1	SECURE2-IRA

This Endorsement is effective the earlier of the applicable effective date specified in SECURE 2.0 or the effective date of the Contract.

[
President] Voya Retirement Insurance and Annuity Company

E-IRASECURE-23	2	SECURE2-IRA